EXHIBIT 99.1

News
For Immediate Release
4 Landmark Square Suite 400 Stamford, CT 06901 Telephone: (203) 975-7110 Fax: (203) 975-7902

Contact: Robert B. Lewis (203) 406-3160

SILGAN ANNOUNCES REDEMPTION OF ITS 6-3/4% SENIOR
SUBORDINATED NOTES

STAMFORD, CT, October 1, 2010 --  Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of consumer goods packaging products, today announced that it has given irrevocable notice for the redemption of all of its outstanding 6-3/4% Senior Subordinated Notes due 2013. The aggregate principal amount of the Notes being redeemed is $200 million, and the redemption date is November 15, 2010. Pursuant to the terms of the indenture governing the Notes, the Company will redeem the Notes at a redemption price of 101.125% of their principal amount, or $202.25 million, plus accrued and unpaid interest up to the redemption date. The Company will fund the redemption with cash on hand and/or borrowings under its senior secured credit agreement.

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Silgan Holdings is a leading manufacturer of consumer goods packaging products with annual net sales of approximately $3.1 billion in 2009.  Silgan operates 66 manufacturing facilities in North and South America, Europe and Asia.  In North America, the Company is the largest supplier of metal containers for food products and a

SILGAN HOLDINGS
October 1, 2010

leading supplier of plastic containers for personal care products.  In addition, Silgan is a leading worldwide supplier of metal, composite and plastic vacuum closures for food and beverage products.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934.  Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2009 and other filings with the Securities and Exchange Commission.  Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward-looking statements.

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